As filed with the Securities and Exchange Commission on January 30, 1997.

                                                  Registration No. 333-
   ==========================================================================

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                         --------------------------------
                                     FORM S-8
                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                      --------------------------------------
                          DELMARVA POWER & LIGHT COMPANY
                          (Exact name of registrant as
                            specified in its charter)
                      -------------------------------------

          DELAWARE & VIRGINIA                                       51-0084283
   (State or other jurisdiction of                            (I.R.S. Employer
    incorporation or organization)                         Identification No.)

                                 800 King Street
                                  P. O. Box 231
                            Wilmington, Delaware 19899
                                  (302) 429-3011

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           DELMARVA POWER & LIGHT COMPANY
                             LONG-TERM INCENTIVE PLAN
                               (Full Title of Plan)
                     ---------------------------------------

                                BARBARA S. GRAHAM
                              Senior Vice President
                           and Chief Financial Officer
                                 800 King Street
                                  P. O. Box 231
                           Wilmington, Delaware  19899
                                  (302) 429-3448

                       (Name, address and telephone number,
                    including area code, of agent for service)
                   -------------------------------------------


                        CALCULATION OF REGISTRATION FEE
   ==========================================================================
                                   Proposed       Proposed
   Title of          Amount        maximum        maximum
   securities        to be         offering       aggregate     Amount of
   to be             registered    price          offering      registration
   registered        (1)           per unit(2)    price(2)      fee
   --------------------------------------------------------------------------
   Common Stock
   (par value
   $2.25 per         400,000
   share)            Shares(3)      $19.50     $7,800,000.00     $2,363.64
   ==========================================================================

   (1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.

   (2) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h), on the basis of the average of the high and low prices of the registrant's Common Stock on the New York Stock Exchange composite tape on January 28, 1997.

   (3) Pursuant to Rule 429, the documents constituting a Section 10(a) Prospectus relating to the securities registered under this Registration Statement constitute a combined Prospectus in connection with this Registration Statement and Registration Statement No. 33-33810. 187,803 shares of Common Stock are being carried forward from Registration No. 33-33810, as to which a registration fee of $941.83 was paid previously with such Registration Statement.

       =======================================================================

                          DELMARVA POWER & LIGHT COMPANY

                             LONG-TERM INCENTIVE PLAN

                                     PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


   ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

                Delmarva Power & Light Company (the "Company") hereby incorporates herein by reference the following documents previously filed by the Company with the Securities and Exchange Commission:

                (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

                (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996; and

                (3) The Company's Current Reports on Form 8-K, dated February 22, May 29, July 23, and August 9 (filed on August 14) 1996 and January 28, 1997.

                All documents subsequently filed by the Company pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. Any statement contained in an incorporated document shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed incorporated document modifies or supersedes such statement.

   ITEM 4.   DESCRIPTION OF SECURITIES.

                The following brief summary of certain features of the Common Stock does not purport to delineate all the provisions governing the Common Stock. Such provisions are stated in full in the Company's Restated Certificate and Articles of Incorporation, as amended, and in the Company's Mortgage and Deed of Trust, as amended and supplemented.

   DIVIDEND RIGHTS

                The holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors, except that the holders of the Preferred Stock have a right to receive cumulative dividends at the rates set forth in the title of each series thereof before any dividends are paid to the holders of Common Stock.

   LIMITATIONS ON PAYMENT OF DIVIDENDS ON COMMON STOCK

                The Company's Restated Certificate and Articles of Incorporation, as amended, the Mortgage and Deed of Trust, as amended and supplemented, securing the Company's outstanding First Mortgage Bonds, and the Indenture, as amended and supplemented, relating to the Company's outstanding Junior Subordinated Debentures, contain restrictions on the payment of cash dividends on Common Stock, including restrictions that would become applicable if Common Stock equity would be less than 25% of total capitalization. (At December 31, 1996, Common Stock equity was approximately 45.96% of total capitalization, including Variable Rate Demand Bonds. Retained earnings available for dividends on Common Stock as of December 31, 1996 were approximately $257,911 under the most restrictive of these provisions.

   VOTING RIGHTS

                The holders of Common Stock have one vote for each share held. Except as provided by law and as hereinafter set forth, the holders of the Preferred Stock are not entitled to vote. Upon default in the payment of dividends on the Preferred Stock in an amount equivalent to or exceeding one year's dividends, and until all dividends in default shall have been paid or declared and set apart for payment, the holders of the Preferred Stock are entitled as a class to elect a majority of the Board of Directors and the holders of the Common Stock are entitled as a class to elect the remaining directors. The consent of certain proportions of the Preferred Stock is required to effect a merger, consolidation or sale or other disposition of all of the Company's assets, to amend, alter, change or repeal any of the express terms of the Preferred Stock in a manner prejudicial to its holders, to increase the authorized number of shares of, or to create or authorize any kind of stock ranking prior to or on parity with, or any security convertible into, the Preferred Stock and to issue additional shares of the Preferred Stock unless certain capitalization and coverage tests are met. In some cases, the right to vote only applies in certain circumstances.

   OTHER RIGHTS

                The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock or securities convertible into Common Stock.

                The outstanding shares of Common Stock are, and the additional shares offered hereby upon issuance will be, fully paid and non-assessable. Subject to the preferential rights of creditors and the holders of Preferred Stock, the holders of the Common Stock are entitled to share ratably in the distribution of all remaining assets in the event of liquidation.

   CLASSIFICATION OF THE BOARD OF DIRECTORS

                The Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board.

   ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

                The consolidated financial statements and related schedules incorporated by reference in this registration statement from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, have been audited by Coopers & Lybrand, L.L.P., independent accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon such report, given on the authority of that firm as experts in accounting and auditing.

                Dale G. Stoodley, General Counsel for the Company, has reviewed the statements as to matters of law and legal conclusions under "Item 4. Description of Securities" and in the documents incorporated herein by reference, and such statements have been included herein and therein upon his authority as an expert.

                The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Dale G. Stoodley, General Counsel for the Company, and, as to matters of Virginia law, by Peter F. Clark, Assistant General Counsel for the Company. Mr. Stoodley may rely as to matters of Virginia law upon the opinion of Mr. Clark, and Messrs. Stoodley and Clark may rely as to matters of Maryland, New Jersey and Pennsylvania law upon the opinions of counsel admitted to such jurisdictions.

                As of December 31, 1996, Mr. Stoodley held, in the form of stock and share equivalents in the Company's employee benefit plans, approximately 2,774 shares of the Company's Common Stock and had been granted 4,050 performance shares as to which full rights will not vest, if at all, until a future date. On such date, Mr. Stoodley's shares, including the performance shares, had a fair market value of approximately

   $139,039. As of December 31, 1996, Mr. Clark held, in the form of stock and share equivalents in the Company's employee benefit plans, approximately 1,403 shares of the Company's Common Stock and had been granted 1,930 performance shares as to which full rights will not vest, if at all, until a future date. On such date, Mr. Clark's shares, including the performance shares, had a fair market value of approximately $67,910.

   ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                The Restated Certificate and Articles of Incorporation of the Company, as amended, provides that the Company shall indemnify, to the full extent that it shall have power to do so under applicable law, each director and officer against all costs and liabilities reasonably incurred by or imposed on such persons in connection with any litigation in which such director or officer may be involved by reason of being or having been a director or officer of the Company. This provision is not exclusive of other rights to which any director or officer may otherwise be entitled. Under applicable corporate law, the Company may, upon a determination that such persons have met the applicable statutory standard of conduct, indemnify directors, officers, employees and agents against expenses, judgments, fines and settlement payments reasonably incurred.

                Subject to certain exceptions, the directors and all corporate officers of the Company are insured to an overall limit of $45,000,000 (subject to a Company deductible of $200,000 for each loss involving non-nuclear operations and $1,000,000 for each loss involving nuclear operations) because of any claim or claims made against them, including claims arising under the Securities Act of 1933 and caused by any negligent act, any error, any omission or any breach of duty while acting in their capacities as such directors or officers, and the Company is insured to the extent that it shall have indemnified the directors and officers for such loss. The premiums for such insurance are paid by the Company.

   ITEM 8.   EXHIBITS.

   Exhibit
   Number               Description of Exhibits
   ------               -----------------------

    4-A   -  A copy of the Company's Restated Certificate and Articles of
             Incorporation effective as of April 12, 1990, (filed with
             Registration No. 33-50453).*

    4-B   -  A copy of the Company's Certificate of Designation and Articles
             of Amendment establishing the 7-3/4% Preferred Stock--$25 Par
             (filed with Registration No. 33-50453).*

    4-C   -  A copy of the Company's Certificate of Designation and Articles
             of Amendment establishing the 6-3/4% Preferred Stock (filed with
             Form 10-K for the year ended December 31, 1993).*

    4-D   -  A copy of the Company's Certificate of Amendment of Restated
             Certificate and Articles of Incorporation filed with the Delaware
             Secretary of State, effective as of June 7, 1996 (filed with
             Registration No. 333-07281).*

    4-E   -  A copy of the Company's Articles of Amendment of Restated
             Certificate and Articles of Incorporation filed with the Virginia
             State Corporation Commission, effective as of June 7, 1996 (filed with Registration No. 333-07281).*

    4-F   -  A copy of the Company's Bylaws as amended February 29, 1996
             (filed with Registration No. 333-07281).*

    4-G   -  A copy of the Mortgage and Deed of Trust from the Company to
             The New York Trust Company as Trustee, dated as of October 1,
             1943, and copies of the First through Sixty-Eighth
             Supplemental Indentures thereto (filed with Registration No.
             33-1763).*

    4-H   -  A copy of the Sixty-Ninth Supplemental Indenture (filed with
             Registration No. 33-39756).*

    4-I   -  Copies of the Seventieth through Seventy-Fourth Supplemental
             Indentures (filed with Registration No. 33-24955).*

    4-J  -   Copies of the Seventy-Fifth through Seventy-Seventh Supplemental
             Indentures (filed with Registration No. 33-39756).*

    4-K   -  A copy of the Seventy-Eighth and Seventy-Ninth Supplemental
             Indentures (filed with Registration No. 33-46892).*

    4-L   -  A copy of the Eightieth Supplemental Indenture (filed with
             Registration No. 33-49750).*

    4-M   -  A copy of the Eighty-First Supplemental Indenture (filed with
             Registration No. 33-57652).*

    4-N  -   A copy of the Eighty-Second Supplemental Indenture (filed with
             Registration No. 33-63582).*

    4-0  -   A copy of the Eighty-Third Supplemental Indenture (filed with
             Registration No. 33-50453).*

    4-P  -   Copies of the Eighty-Fourth through Eighty-Eighth
             Supplemental Indentures (filed with Registration No. 33-
             53855).*

    4-Q  -   Copies of the Eighty-Ninth and Ninetieth Supplemental Indentures
             (filed with Registration No. 333-00505).*

    4-R  -   Indenture between the Company and Chase Manhattan Bank
             (ultimate successor to Manufacturers Hanover Trust Company), as Trustee, dated as of November 1, 1988 (filed with Registration No. 33-46892).*

    4-S  -   Indenture (for Unsecured Subordinated Debt Securities relating to
             Trust Securities) between the Company and Wilmington Trust
             Company, as Trustee, dated as of October 1, 1996.

    4-T  -   Officer's Certificate dated October 3, 1996, establishing the
             8.125% Junior Subordinated Debentures, Series I, Due 2036.

    4-U  -   Guarantee Agreement between Delmarva Power & Light Company, as
             Guarantor, and Wilmington Trust Company, as Trustee, dated as of October 1, 1996.

    4-V  -   Amended and Restated Trust Agreement between Delmarva Power &
             Light Company, as Depositor, and Wilmington Trust Company,
             Barbara S. Graham, Edric R. Mason and Donald P. Connelly, as
             Trustees, dated as of October 1, 1996.

    4-W  -   Agreement as to Expenses and Liabilities dated as of October 1,
             1996, between Delmarva Power & Light Company and Delmarva Power
             Financing I.

    5-A  -   Opinion of Dale G. Stoodley, General Counsel for the Company.

    5-B   -  Opinion of Peter F. Clark, Assistant General Counsel for the
             Company.

   23-A   -  Consent of Coopers & Lybrand L.L.P.

   23-B   -  Consents of Mr. Stoodley and Mr. Clark are included in their respective opinions filed as Exhibits 5-A and 5-B, respectively.

   24     -  Power of Attorney (see page II-9).

   _____________________
     *  Incorporated by reference pursuant to Rule 411.

   ITEM 9.   UNDERTAKINGS.

             The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section
                10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

                Each person whose signature appears below and on the following page hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement which amendments may make such changes in this registration statement as the registrant deems appropriate, and appoints such agent for service as attorney-in-fact to sign in each such person's behalf individually and in each capacity stated below and file any such amendments to the registration statement and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                    SIGNATURES

                THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington and State of Delaware on January 30, 1997.


                                              DELMARVA POWER & LIGHT COMPANY
                                                     (Registrant)

                                             By /s/ B.S. Graham
                                             ---------------------------------
                                                     Barbara S. Graham
                                                 Senior Vice President and
                                                  Chief Financial Officer

             Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



        SIGNATURE                     TITLE                        DATE
        ---------                     -----                        ----

    /s/ H.E. Cosgrove          Chairman of the Board,        January 30, 1997
   -------------------       President, Chief Executive
   (H. E. Cosgrove)             Officer and Director
                               (Principal Executive
                                     Officer)

         SIGNATURE                    TITLE                        DATE
         ---------                    -----                        ----

    /s/ B.S. Graham            Senior Vice President and     January 30, 1997
   ------------------------     Chief Financial Officer
   (B. S. Graham)                (Principal Financial
                                      Officer)

    /s/ James P. Lavin         Comptroller and Chief         January 30, 1997
   ------------------------         Accounting
   (James P. Lavin)              Officer (Principal
                                Accounting Officer)


    /s/ Michael G. Abercrombie       Director                January 30, 1997
   ---------------------------
   (Michael G. Abercrombie)


    /s/ R. Franklin Bulotti          Director                January 30, 1997
   ------------------------
   (R. Franklin Balotti)


    /s/ Robert D. Burris             Director                January 30, 1997
   ------------------------
   (Robert D. Burris)


    /s/ Audrey K. Doberstein         Director                January 30, 1997
   -------------------------
   (Audrey K. Doberstein)


    /s/ Michael B. Emery             Director                January 30, 1997
   ------------------------
   (Michael B. Emery)


    /s/ James H. Gilliam, Jr.        Director                January 30, 1997
   -------------------------
   (James H. Gilliam, Jr.)


    /s/ Sarah I. Gore                Director                January 30, 1997
   -------------------------
   (Sarah I. Gore)


   /s/ James C. Johnson, III         Director                January 30, 1997
   -------------------------
   (James C. Johnson, III)


    /s/ Weston E. Nellius            Director                January 30, 1997
   -------------------------
   (Weston E. Nellius)

                                    EXHIBIT INDEX


   Exhibit            Description
   -------            -----------


      4-A   -  A copy of the Company's Restated Certificate and Articles of
               Incorporation effective as of April 12, 1990, (filed with
               Registration No. 33-50453).*

      4-B   -  A copy of the Company's Certificate of Designation and Articles
               of Amendment establishing the 7-3/4% Preferred Stock--$25 Par
               (filed with Registration No. 33-50453).*

      4-C   -  A copy of the Company's Certificate of Designation and Articles
               of Amendment establishing the 6-3/4% Preferred Stock (filed with
               Form 10-K for the year ended December 31, 1993).*

      4-D   -  A copy of the Company's Certificate of Amendment of Restated
               Certificate and Articles of Incorporation filed with the Delaware
               Secretary of State, effective as of June 7, 1996 (filed with
               Registration No. 333-07281).*

      4-E   -  A copy of the Company's Articles of Amendment of Restated
               Certificate and Articles of Incorporation filed with the Virginia
               State Corporation Commission, effective as of June 7, 1996 (filed with Registration No. 333-07281).*

      4-F   -  A copy of the Company's Bylaws as amended February 29, 1996
               (filed with Registration No. 333-07281).*

      4-G  -   A copy of the Mortgage and Deed of Trust from the Company to The
               New York Trust Company as Trustee, dated as of October 1, 1943, and copies of the First through Sixty-Eighth Supplemental
               Indentures thereto (filed with Registration No. 33-1763).*
      4-H  -   A copy of the Sixty-Ninth Supplemental Indenture (filed with
               Registration No. 33-39756).*

      4-I  -   Copies of the Seventieth through Seventy-Fourth Supplemental
               Indentures (filed with Registration No. 33-24955).*

      4-J   -  Copies of the Seventy-Fifth through Seventy-Seventh Supplemental
               Indentures (filed with Registration No. 33-39756).*

      4-K  -   A copy of the Seventy-Eighth and Seventy-Ninth Supplemental
               Indentures (filed with Registration No. 33-46892).*

      4-L  -   A copy of the Eightieth Supplemental Indenture (filed with
               Registration No. 33-49750).*

      4-M  -   A copy of the Eighty-First Supplemental Indenture (filed with
               Registration No. 33-57652).*

      4-N   -  A copy of the Eighty-Second Supplemental Indenture (filed with
               Registration No. 33-63582).*

      4-0  -   A copy of the Eighty-Third Supplemental Indenture (filed with
               Registration No. 33-50453).*

      4-P  -   Copies of the Eighty-Fourth through Eighty-Eighth Supplemental
               Indentures (filed with Registration No. 33-53855).*

      4-Q  -   Copies of the Eighty-Ninth and Ninetieth Supplemental Indentures
               (filed with Registration No. 333-00505).*

      4-R  -   Indenture between the Company and Chase Manhattan Bank (ultimate successor to Manufacturers Hanover Trust Company), as Trustee, dated as of November 1, 1988 (filed with Registration No. 33-
               46892).*

      4-S  -   Indenture (for Unsecured Subordinated Debt Securities relating to
               Trust Securities) between the Company and Wilmington Trust
               Company, as Trustee, dated as of October 1, 1996.

      4-T  -   Officer's Certificate dated October 3, 1996, establishing the
               8.125% Junior Subordinated Debentures, Series I, Due 2036.

      4-U  -   Guarantee Agreement between Delmarva Power & Light Company, as
               Guarantor, and Wilmington Trust Company, as Trustee, dated as of October 1, 1996.

      4-V  -   Amended and Restated Trust Agreement between Delmarva Power &
               Light Company, as Depositor, and Wilmington Trust Company,
               Barbara S. Graham, Edric R. Mason and Donald P. Connelly, as
               Trustees, dated as of October 1, 1996.

      4-W  -   Agreement as to Expenses and Liabilities dated as of October 1,
               1996, between Delmarva Power & Light Company and Delmarva Power
               Financing I.

      5-A  -   Opinion of Dale G. Stoodley, General Counsel for the Company.

      5-B   -  Opinion of Peter F. Clark, Assistant General Counsel for the
               Company.

     23-A   -  Consent of Coopers & Lybrand L.L.P.

     23-B   -  Consents of Mr. Stoodley and Mr. Clark are included in their respective opinions filed as Exhibits 5-A and 5-B, respectively.

     24     -  Power of Attorney (see page II-9).

     _____________________
       *  Incorporated by reference pursuant to Rule 411.